   As filed with the Securities and Exchange Commission on July 24, 1996

                                                  Registration No. 333-_______
- -------------------------------------------------------------------------------

		     SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C. 20549



				  Form S-3
	   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


				CompUSA Inc.
	   (Exact name of registrant as specified in its charter)

              Delaware                            75-2261497
    (State or other jurisdiction               (I.R.S. Employer
 of incorporation or organization)            Identification No.)

			 14951 North Dallas Parkway
			     Dallas, Texas 75240
			       (214) 982-4000
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

			       James F. Halpin
		    President and Chief Executive Officer
				CompUSA Inc.
			 14951 North Dallas Parkway
                               Dallas, Texas 75240
			       (214) 982-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

				  Copy to:

			  Thomas M. Cerabino, Esq.
			  Willkie Farr & Gallagher
			     One Citicorp Center
			    153 East 53rd Street
			   New York, NY 10022-4669
			       (212) 821-8000

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|________________

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|________________________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
- -------------------------------- ----------------- ------------------------ ------------------------ -------------------
    Title of Each Class of        Amount to be        Proposed Maximum         Proposed Maximum          Amount of
  Securities to be Registered       Registered       Offering Price Per       Aggregate Offering      Registration Fee
                                                          Share (1)                Price (1)
- -------------------------------- ----------------- ------------------------ ------------------------ -------------------
 Common Stock, $.01 par value       2,632,717              $34.00                 $89,512,378             $30,867
              (2)
- -------------------------------- ----------------- ------------------------ ------------------------ -------------------

(1) Calculated pursuant to Rule 457(c) on the basis of the average of the high and low sales price of the Company's Common Stock on July 23, 1996, on the New York Stock Exchange.

(2) Includes rights to purchase Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company. Prior to the occurrence of certain events, the purchase rights will not be exercisable or evidenced separately from shares of the Common Stock. No separate consideration is payable for the purchase rights and, as a result, no additional filing fee is required.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the
Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
- -------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

		 Subject to Completion, dated July 24, 1996

PROSPECTUS

			      2,632,717 Shares
				CompUSA Inc.
				Common Stock
			      ($0.01 par value)

         This Prospectus relates to the proposed sale from time to time by certain holders (the "Selling Stockholders") of up to 2,632,717 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of CompUSA Inc. ("CompUSA" or the "Company"). None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company.

         The Shares may be offered from time to time for the account of the Selling Stockholders in the amount and in the manner and on the terms and conditions described herein. The sale of the Shares by the Selling Stockholders may be effected in one or more transactions (which may include block transactions) in the over-the-counter market, on the New York Stock Exchange (the "NYSE") or other exchanges on which the Shares may be traded, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Certain of the Selling Stockholders may distribute their shares from time to time to their limited and/or general partners, who may sell such shares pursuant to this Prospectus. Each Selling Stockholder may pledge all or a portion of the Shares owned by him or her as collateral in loan transactions. Upon default by such a Selling Stockholder, the pledgee in such loan transaction would have the same rights of sale as the Selling Stockholder under this Prospectus. Each Selling Stockholder may also transfer shares owned by him by gift, and upon such transfer the donee would have the same rights of sale as such Selling Stockholder under this Prospectus. See "Selling Stockholders" and "Plan of Distribution."

         The Common Stock of the Company is traded on the NYSE under the symbol "CPU." On July 23, 1996, the last sale price for the Common Stock as reported by the NYSE was $32.625 per share.

         For a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby, see "Risk Factors" commencing on page 6 of this Prospectus.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

         The Company has agreed to bear certain expenses (excluding any underwriting fees, expenses, discounts or other costs payable to any underwriter, broker or dealer) in connection with the registration and sale of the Shares being offered by the Selling Stockholders, estimated to be $104,117. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                 The date of this Prospectus is __________, 1996

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the Internet World Wide Web, which can be accessed at http://www.sec.gov, and which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the NYSE. Reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                         ADDITIONAL INFORMATION

         The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3 with respect to the shares of Common Stock offered hereby, of which this Prospectus forms a part. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the securities offered hereby. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended June 24, 1995, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended September 23, 1995, December 23, 1995, and March 23, 1996, the Company's Current Report on Form 8-K, dated May 16, 1996, the Company's Current Report on Form 8-K, dated May 30, 1996 (including any amendments thereto), and the description of the Company's Common Stock which is contained in a Registration Statement on Form 8-A filed with the Commission on May 5, 1994, as amended by the Company's Registration Statement on Form 8-A/A, filed with the Commission on November 14, 1995, and any amendment or reports filed for the purpose of updating such description, are hereby incorporated by reference in this Prospectus except as superseded or modified herein or therein.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering (the

"Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference (without exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed in writing to CompUSA Inc., 14951 North Dallas Parkway, Dallas, Texas 75240, Attention: Assistant Secretary, or by telephone at (214) 982-4000.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements under the captions "The Company" and "Risk Factors" and elsewhere in this Prospectus and in the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; variability of operations; changes in product demand; the availability of products; changes in competition; the ability of the Company to open and operate new stores and enter new businesses on a profitable basis in accordance with its plans; real estate market fluctuations; interest rate fluctuations; dependence on manufacturers' product development; various inventory risks due to changes in market conditions; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; ability to obtain adequate financing in the future; and other factors indicated in this Prospectus and in the Company's filings with the Commission incorporated by reference herein. See "Risk Factors." See the Company's filings with the Commission for discussions identifying some important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements made by the Company, including but not limited to the respective "Management's Discussion and Analysis of Financial Condition and Results of Operations" discussions in the Company's Annual Report on Form 10-K for the fiscal year ended June 24, 1995, and in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended September 23, 1995, December 23, 1995, and March 23, 1996, as well as the respective "Commitments and Contingencies" notes of the "Notes to Consolidated Financial Statements" included in such periodic reports.

                                   THE COMPANY

         The Company's fiscal year is a 52/53 week year ending on the last Saturday of each June. As used herein, the terms "fiscal 1994," "fiscal 1995," "fiscal 1996" and "fiscal 1997" refer to the Company's fiscal years ended or ending on June 25, 1994, June 24, 1995, June 29, 1996 and June 28, 1997,
respectively.

         CompUSA is a leading retailer and reseller of microcomputers and related products and services, principally through its Computer Superstores(TM) located throughout the United States. Although retail sales through its Computer Superstores are the largest component of the Company's business, the Company also engages in direct marketing to corporate, government and education customers, mail order sales, training in software applications and technical services.

         CompUSA opened its first retail store in April 1985 and its first Computer Superstore in April 1988. The Company currently operates 106 Computer Superstores in 50 major metropolitan markets in 33 states. The stores average approximately 27,000 square feet and achieved average sales per square foot in fiscal 1995 of $1,336. CompUSA's Computer Superstores offer several thousand hardware, software, accessory and related products at competitive prices. The Company's training and technical service businesses are operated primarily through the stores. In addition, CompUSA has outbound sales and telemarketing operations in each of its stores that make direct sales to corporate, government and education customers. Certain of the Company's direct sales are fulfilled through a central warehouse facility located in the Dallas/Fort Worth area. The Company believes that its large format Computer Superstore concept, combined with a high level of customer service and technical support and an innovative merchandising strategy, provides the Company with advantages over its competitors, enabling the Company to leverage its fixed investments more effectively and to improve its profitability. In addition, the Company believes that its Computer Superstores, coupled with its strategy to operate other businesses through these stores, should position CompUSA to take advantage of the growth opportunities and rapidly changing dynamics within the microcomputer products and services industry.

         In May 1996, the Company acquired PCs Compleat, Inc. ("PCs Compleat"), a leading direct reseller of brand-name microcomputers and peripherals. PCs Compleat operates through a centralized facility with integrated telephone, computer and distribution systems. The Company believes that the acquisition of PCs Compleat provides a vehicle to more rapidly expand the Company's position in the computer mail order business.

         The Company believes that its strong relationships with its vendors and its high purchasing volume provide it with access to substantially all microcomputer hardware, software, accessory and related products and allow it to purchase nearly all of these products at or near the lowest price available. Hardware products, which constitute over one-half of CompUSA's net sales, include products from, among others, Apple, Canon, Compaq, Digital, Epson, Hewlett-Packard, IBM, Maxtor, NEC, Packard Bell, Sony, Texas Instruments and Toshiba. The Company also markets private label microcomputers and related products under the Compudyne(R) brand. Software packages include products from Broderbund, Claris, IBM, Intuit, Lotus, Microsoft, Novell and Symantec. Accessories sold in the Company's stores include products from 3M, Avery, Curtis, Daiseytek, Fellowes, Gemini, Hewlett-Packard, Iomega, Kensington, Microsoft, O'Sullivan, Sony, U.S. Robotics and Western Digital.

         The Company's marketing strategy is designed to convey a user friendly, service-oriented image while communicating CompUSA's customer service, breadth and depth of selection and competitive pricing. For its retail customers, the Company has established an advertising program based on chain-wide color preprint newspaper inserts that emphasize particular products and highlight the Company's mail order telephone number, 1-800-COMPUSA. For direct sales to corporate, government and education customers, the Company primarily uses television, radio and print advertising to increase awareness of its direct sales capabilities and to support the outbound marketing operations in each of its stores.

         CompUSA's store expansion strategy is to continue its geographic diversification throughout the United States in markets that fit the Company's expansion criteria. The Company opened 20 new stores in fiscal 1996 and plans to open approximately 25 to 30 new stores in fiscal 1997. The Company expects that approximately one-half of its new stores in fiscal 1997 will open in existing markets and approximately one-half will open in new markets. A majority of the new stores will be based on the current store prototype of approximately 27,000 square feet, although the Company plans to open some smaller stores designed for markets less populated than CompUSA's traditional markets.

         The Company's principal executive offices are located at 14951 North Dallas Parkway, Dallas, Texas 75240, and its telephone number is (214) 982-4000.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the Shares.

Reliance on Successful Expansion

         CompUSA's success is dependent to a significant degree upon its ability to open and operate new stores profitably, particularly in new markets, to increase sales at existing stores and in existing businesses and to enter new businesses on a profitable basis. The Company's performance is also dependent to a significant degree upon its ability to hire, train and integrate qualified employees into its operations and, particularly because the Company operates on a high-volume, low-margin basis, upon its ability to manage and control both the anticipated growth and the expanded operations of a larger business. The Company opened 20 new stores in fiscal 1996 and plans to open approximately 25 to 30 new stores in fiscal 1997. There can be no assurances that the Company will be able to locate and obtain favorable store sites to meet its expansion goals, resolve zoning and other regulatory issues relating to those sites, attract and retain competent personnel, open new stores on a timely and cost-efficient basis or operate the new and existing stores on a profitable basis. CompUSA plans to open new stores in existing markets, which may result in the diversion of sales from existing stores and thus some reduction in comparable store sales.

Quarterly Fluctuations; Variability of Operations

         The Company's quarterly results of operations may fluctuate significantly as the result of the timing of the opening of, and the amount of net sales contributed by, new stores and the timing of costs associated with the selection, leasing, construction and opening of new stores, as well as seasonal factors, product introductions and changes in product mix. CompUSA believes that its business is seasonal, with sales and earnings being relatively lower during the first and fourth fiscal quarters than in the second and third fiscal quarters. In addition, excluding the effects of new store openings, the Company's inventories and related short-term financing needs have been seasonal, with the greatest requirements occurring during its second fiscal quarter. The Company's operating results may also be affected by changes in economic conditions in the markets where its stores are located, as well as by weather and other natural conditions.

         The Company's operating results in recent years have been highly variable. In this regard, the Company had a net loss of $16.8 million in fiscal 1994, net income of $23.0 million in fiscal 1995 and net income of $45.5 million for the first three quarters of fiscal 1996. The Company's business remains volatile, and there can be no assurances that the Company's recent operating results are indicative of future performance.

Dependence on Product Development

         CompUSA's operating results are, and will continue to be, subject in part to the introduction and acceptance of new products in the microcomputer hardware and software industry. For example, consumer demand may be affected by the successful introduction, or lack thereof, of new hardware, peripherals and software packages. Any decline in demand, which could be caused by lack of successful product development, delays in product introductions, product related difficulties or lack of consumer acceptance, could adversely affect the growth rate of sales of microcomputer products and services and could adversely affect the Company's operating results.

Industry and Competition

         The microcomputer industry is undergoing significant change. Rapid technological advances, in combination with an increasingly computer literate population, have increased the use and popularity of microcomputers, resulting in the emergence and growth of a variety of distribution channels. The Company believes that customers, having gained familiarity with microcomputers, require less assistance in making their purchasing decisions and have become increasingly price sensitive. At the same time, intense competition for market share has forced hardware and accessory manufacturers, along with software vendors, to reduce prices and seek new channels through which to sell their products. These factors have resulted in widespread and intense competition among microcomputer product resellers. In each of its businesses, CompUSA competes with a large number and variety of competitors, some of whom are larger and have substantially greater resources than the Company. There can be no assurances that changes in the competitive environment or strategic direction of the microcomputer industry would not have a material adverse effect on the Company.

         CompUSA believes that the major competitive factors in its businesses include customer service, product availability and selection, price, technical support, and marketing and sales capabilities. The Company's utilization of trained personnel and the ability to use national and local advertising media are important to the Company's ability to compete in its businesses. CompUSA would be adversely affected if its competitors were to offer their products or services at significantly lower prices or if the Company were unable to obtain products in a timely manner for an extended period of time. Given the highly competitive nature of each of its businesses, no assurances can be given that the Company will continue to compete successfully with respect to the factors referenced above.

Management Information Systems

         Because CompUSA operates on a high-volume, low-margin basis, the Company's success is dependent to a significant degree upon the accuracy and proper utilization of its management information systems. For example, the Company's ability to manage its inventories, accounts receivable and accounts payable, and to price its products appropriately, depends upon the quality and utilization of the information generated by its management information systems. In addition, the success of the Company's expansion plans is dependent to a significant degree upon its management information systems. The failure of the Company's management information systems to adapt to business needs resulting from, among other things, expansion of its store base and the further development of its various businesses, could have a material adverse effect on the Company.

Reliance on Vendors

         The Company has maintained long-term relationships with vendors but does not have material long-term contracts or commitments with any of them. Brand names and individual products are important to the Company's business. Purchases of products from Hewlett-Packard Company constituted in excess of 10% of the Company's aggregate purchases for fiscal 1995. Although CompUSA believes that competitive sources of supply are currently available in substantially all of the merchandise categories the Company carries, the loss of a key vendor could have a material adverse effect on the Company if, as a result, certain merchandise were not available in adequate supply or at competitive prices. Vendors provide the Company with substantial incentives in the form of discounts, rebates, credits, inventory financing programs, return privileges and cooperative advertising and market development funds. A reduction in or discontinuance of trade credit or any of the foregoing incentives, or significant delays in receiving them, could have a material adverse effect on the Company.

Dependence on Senior Management

         CompUSA's future performance will depend to a significant degree upon the efforts and abilities of certain members of senior management, in particular those of James F. Halpin, President and Chief Executive Officer. The loss of the services of any member of senior management could have a material adverse effect on the Company.

Litigation

         The Company is a defendant from time to time in lawsuits incidental to its business. Based on currently available information, the Company believes that resolution of all known contingencies would not have a material adverse impact on the Company's financial statements. However, there can be no assurances that future costs would not be material to results of operations of the Company for a particular future period. In addition, the Company's estimates of future costs are subject to change as events evolve and additional information becomes available during the course of litigation.

Asserted Royalty Obligations

         The Company has been approached by certain patent owners, including computer manufacturers, that contend the Company should pay royalties in connection with the alleged use of certain patented technology in the assembly and sale of Compudyne microcomputers. Based on the information provided by these patent owners to date, the Company has not concluded that it has any such royalty obligations. However, as additional information becomes available, the Company's assessment of these issues may change. If the Company's assessment of these issues were to change, or if the Company were to be compelled to pay royalties with respect to the Compudyne microcomputer line, the Company could be materially adversely affected.

Volatility of Stock Price

         The price of the Common Stock may be subject to significant fluctuations in response to the Company's operating results, developments in the microcomputer industry, general market movements and other factors. For example, announcements of fluctuations in the Company's, its vendors' or its competitors' operating results, and market conditions for growth stocks or retail industry stocks in general, could have a significant impact on the price of the Common Stock. In addition, the stock market in recent years has experienced price and volume fluctuations in general that may have been unrelated or disproportionate to the operating performance of individual companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock and the ability of CompUSA to access the capital markets.

Acquisitions

         In May 1996, CompUSA acquired PCs Compleat, a leading direct reseller of brand-name microcomputers and peripherals. The Company's plans may include a strategy of identifying and acquiring additional businesses in an effort to enhance the Company's operations and profitability. There can be no assurance that the Company will be able to continue to identify attractive target businesses or to acquire such businesses on satisfactory terms, that any business acquired by the Company will prove profitable and will be integrated successfully into the Company's operations or that such integration will not divert management resources, cause temporary disruptions in the management of the business or financial results of the Company or otherwise have an adverse effect on the Company.

Certain Antitakeover Provisions Affecting Stockholders

         Certain provisions of the Certificate of Incorporation and the Bylaws of the Company, the Company's 9 1/2% Senior Subordinated Notes due 2000 (the "Senior Subordinated Notes") and the Company's bank credit agreement could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of CompUSA. Such provisions could limit the price that certain investors might be willing to pay in the future for the Common Stock. The Company's Board of Directors is divided into three classes, with directors in each class elected for three-year terms. The Certificate of Incorporation and the Bylaws impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Shares of preferred stock may be issued by the Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Senior Subordinated Notes and the Company's bank credit agreement trigger a redemption obligation and an event of default, respectively, if a change in control occurs with respect to the Company. In addition, on April 29, 1994, the Company declared a dividend of one right (a "Right") to purchase Series A Junior Participating Preferred Stock, par value $.01 per share, for each outstanding share of Common Stock. Each share of Common Stock subsequently issued, including each Share, will also incorporate one Right. The Rights are exercisable only if a person or group acquires 20% or more of the Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of the Common Stock and, if exercised, would result in significant dilution of an acquiring person's interest in the Company. The existence of the Rights may, under certain circumstances, render more difficult or discourage attempts to acquire the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                               SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the Selling Stockholders, including (i) the names of the Selling Stockholders,
(ii) the number of shares of Common Stock owned by the Selling Stockholders prior to the offering and (iii) the maximum number of shares of such Common Stock to be offered hereby. Because the Selling Stockholders or their transferees or distributees may offer all, a portion or none of the Common Stock offered pursuant to this Prospectus, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of the offering. See "Plan of Distribution."

         The Selling Stockholders acquired the Shares pursuant to an Agreement and Plan of Merger dated as of May 15, 1996 (the "Merger Agreement"), by and among the Company, Snowstorm Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Sub") and PCs Compleat, Inc. ("PCs Compleat"), a Delaware corporation. Pursuant to the Merger Agreement, Sub was merged with and into PCs Compleat on May 30, 1996, all of the issued and outstanding capital stock of PCs Compleat was canceled, and the Company issued to the Selling Stockholders an aggregate of 2,632,717 shares of Common Stock.

                                                                 Number of
                                                            Shares Beneficially           Maximum
           Name of Selling                                   Owned Prior to the       Number of Shares
            Stockholder                                           Offering             Being Offered
           ---------------                                  -------------------       ----------------
Allstate Insurance Company............................             448,079                448,079
Allstate Life Insurance Company.......................             298,719                298,719
Matrix Partners III(1)................................             296,020                296,020
Global Private Equity II Limited Partnership(1).......             256,586                256,586
Atlas Venture Fund, L.P(1)............................             217,092                217,092
Kinship Partners II(1)................................             217,092                217,092
William Brown.........................................             156,116 (2)            156,116
Gordon Hoffstein(3)...................................             156,116 (4)            156,116
Jack Littman-Quinn(3).................................             156,116 (4)            156,116
Aegis II Limited Partnership(1).......................             144,696                144,696
Aegis Select Limited Partnership(1)...................             144,696                144,696
International Network Fund Limited Partnership(1).....              79,541                 79,541
Advent Crown Fund C.V.(1) ............................              48,109                 48,109
John P. Poldoian......................................               7,569                  7,569
Patrick J. Sansonetti Family Trust....................               1,603                  1,603
Advent International Investors Limited Partnership II(1)               641                    641
Thomas R. Armstrong...................................                 641                    641
Thomas H. Lauer.......................................                 641                    641
Clinton Harris........................................                 481                    481
Melody Morgan-Edson...................................                 354                    354
Brinton O.C. Young....................................                 320                    320
George Sutherland.....................................                 260                    260
Abigail H. Harris Trusts 1988.........................                 160                    160
Jessica C. Harris Trusts 1988.........................                 160                    160
William P. Harris Trusts 1988.........................                 160                    160
Paul Lemire...........................................                 118                    118
Thomas P. Harrington..................................                  70                     70
Jamie Barry...........................................                  47                     47
Joel H. Bertger.......................................                  47                     47

                                                                 Number of
                                                            Shares Beneficially           Maximum
           Name of Selling                                   Owned Prior to the       Number of Shares
            Stockholder                                           Offering             Being Offered
           ---------------                                  -------------------       ----------------
Gini Cornilla.........................................                  47                     47
Antonio Cunha.........................................                  47                     47
David Foulsham........................................                  47                     47
Suzanne L. Guay.......................................                  47                     47
Michelle Murdock......................................                  47                     47
Michael Randall.......................................                  47                     47
Kristin Walker........................................                  47                     47
Paul Botolino.........................................                  23                     23
Miki D. Bryan.........................................                  23                     23
Peter Herz............................................                  23                     23
Martin E. Lane........................................                  23                     23
Lori Randall..........................................                  23                     23
Rian Sousa............................................                  23                     23
          Totals......................................           2,632,717              2,632,717


- --------------------------
(1) The Selling Stockholder may distribute such shares to its limited and/or general partners, who may sell such shares pursuant to this Prospectus.

(2) Does not include 40,811 shares of Common Stock issuable upon the exercise of options held by the Selling Stockholder.

(3) The Selling Stockholder is an officer of the Company.

(4) Does not include 46,487 shares of Common Stock issuable upon the exercise of options held by the Selling Stockholder.


                           PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, from time to time in one or more transactions (which may include block transactions) in the over-the-counter market, on the NYSE or other exchanges on which the Shares may be traded, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders may deliver the Shares to close out previously established short positions and may also pledge the Shares as collateral for margin accounts and such Shares could be resold pursuant to the terms of such accounts.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         To the extent required, the type and number of Shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement to this Prospectus.

         Pursuant to the Merger Agreement, the Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities, including certain liabilities under the Securities Act, that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to bear certain expenses (excluding any underwriting fees, expenses, discounts or other costs payable to any underwriter, broker or dealer) in connection with the registration and sale of the Shares being offered by the Selling Stockholders, estimated to be $104,117.

                                  LEGAL MATTERS

         Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                     EXPERTS

         The consolidated financial statements of the Company at June 24, 1995 and June 25, 1994, and for each of the three fiscal years in the period ended June 24, 1995, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

===============================================================================


   No dealer, salesperson or other
individual has been authorized to give
any information or to make any
representations other than those                        2,632,717 Shares
contained in this Prospectus in
connection with the offer made by this                    CompUSA Inc.
Prospectus and, if given or made, such
information or representations must
not be relied upon as having been
authorized by the Company.  This                          Common Stock
Prospectus does not constitute an
offer to sell or a solicitation of an
offer to buy any securities in any
jurisdiction in which such offer or
solicitation is not authorized or in
which the person making such offer or                    ---------------
solicitation is not qualified to do
so, or to any person to whom it is                         PROSPECTUS
unlawful to make such offer or                           --------------
solicitation.  Neither the delivery of
this Prospectus nor any sale made
hereunder shall, under any
circumstances, create any implication
that there has been no change in the
affairs of the Company or that
information contained herein is
correct as of any time subsequent to
the date hereof.

          ---------------


              TABLE OF CONTENTS
                                               Page

Available Information.............................2
Additional Information............................2      _________, 1996
Incorporation of Certain Documents by
   Reference......................................2
Special Note Regarding Forward-Looking
   Statements.....................................3
The Company.......................................4
Risk Factors......................................6
Use of Proceeds...................................9
Selling Stockholders..............................9
Plan of  Distribution............................10
Legal Matters....................................11
Experts..........................................11






===============================================================================

                                     PART II

                    INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered (all amounts are estimated except the registration fee):

                                                                       Amount
                                                                       ------
  Securities and Exchange Commission Registration fee..............   $30,867
  NYSE listing fee.................................................     9,250
  Printing, shipping and engraving expenses........................       500
  Legal fees and expenses..........................................    50,000
  Accounting fees and expenses.....................................     5,000
  Blue Sky fees and expenses.......................................     2,500
  Transfer Agent and Registrar fees and expenses...................     1,000
  Miscellaneous fees and expenses..................................     5,000
                                                                     --------
       Total.......................................................  $104,117
                                                                      =======

Item 15. Indemnification of Officers and Directors.

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

         In accordance with Section 145 of the DGCL, Article VI ("Article VI") of the Restated and Amended Certificate of Incorporation of CompUSA provides that no director of CompUSA shall be personally liable to CompUSA or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to CompUSA or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Article VII of the Restated and Amended Bylaws of CompUSA provides for indemnification of directors and officers except as to certain circumstances and except as provided by applicable law.

Item 16. Exhibits.

     4.1    --   Restated and Amended Certificate of Incorporation.(1)

     4.2    --   Restated and Amended Bylaws.  (2)

     4.3    --   Specimen Common Stock Certificate (as amended).  (1)

     4.4    --   Rights Agreement dated April 29, 1994, between the Company and Bank One, Texas, N.A. as Rights Agent.  (2)

     4.5    --   Letter of the Company dated November 1, 1995, appointing
                 First Interstate Bank of Texas, N.A. as substitute Rights
                 Agent under the Rights Agreement.  (1)

     4.6    --   Rights and Obligations with respect to Registrable
                 Securities, Annex I to Agreement and Plan of Merger, dated as of May 15, 1996, by and among CompUSA Inc., Snowstorm Merger
                 Corp., and PCs Compleat, Inc.  (3) (4)

     5.1    --   Opinion of Willkie Farr & Gallagher.  (4)

    23.1    --   Consent of Ernst & Young LLP, independent auditors.  (4)

    23.2    --   Consent of Willkie Farr & Gallagher (contained in its opinion filed as Exhibit 5 to this Registration Statement).

    24      --   Powers of Attorney (included on the signature page).


- ---------------

  (1) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 23, 1995 and incorporated herein by reference.

  (2) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 26, 1994 and incorporated herein by reference.

  (3) Agreement and Plan of Merger previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 14, 1996.

  (4)  Filed herewith.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 24, 1996.

                                            COMPUSA INC.

                                            By:/s/ James E. Skinner
                                                James E. Skinner
                                                Executive Vice President
                                                and Chief Financial Officer

                           POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James F. Halpin and James E. Skinner, and each of them singly, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                      Title                                     Date
- ---------                                                      -----                                     ----
/s/ James F. Halpin                          President, Chief Executive Officer and Director          July 24, 1996
James F. Halpin                                       (Principal Executive Officer)

/s/ James E. Skinner                                                                                  July 24, 1996
James E. Skinner                                         Executive Vice President
                                                       and Chief Financial Officer
                                                         (Principal Financial and
                                                           Accounting Officer)

/s/ Giles H. Bateman                                         Chairman of the                          July 24, 1996
Giles H. Bateman                                            Board of Directors


/s/ Kevin J. Roche                                               Director                             July 24, 1996
Kevin J. Roche


/s/ Warren D. Feldberg                                           Director                             July 24, 1996
Warren D. Feldberg


Signature                                                          Title                                Date
- ---------                                                          -----                                ----



/s/ Leonard L. Berry                                             Director                             July 24, 1996
Leonard L. Berry, Ph.D.


/s/ Lawrence Mittman                                             Director                             July 24, 1996
Lawrence Mittman


/s/ Edith Weiner                                                 Director                             July 24, 1996
Edith Weiner

                                  EXHIBIT INDEX

     4.1    --   Restated and Amended Certificate of Incorporation.  (1)

     4.2    --   Restated and Amended Bylaws.  (2)

     4.3    --   Specimen Common Stock Certificate (as amended).  (1)

     4.4    --   Rights Agreement dated April 29, 1994, between the Company and Bank One, Texas, N.A. as Rights Agent.  (2)

     4.5    --   Letter of the Company dated November 1, 1995, appointing
                 First Interstate Bank of Texas, N.A. as substitute Rights
                 Agent under the Rights Agreement.  (1)

     4.6    --   Rights and Obligations with respect to Registrable
                 Securities, Annex I to Agreement and Plan of Merger, dated as of May 15, 1996, by and among CompUSA Inc., Snowstorm Merger
                 Corp., and PCs Compleat, Inc.  (3) (4)

     5.1    --   Opinion of Willkie Farr & Gallagher.  (4)

    23.1    --   Consent of Ernst & Young LLP, independent auditors.  (4)

    23.2    --   Consent of Willkie Farr & Gallagher (contained in its opinion filed as Exhibit 5 to this Registration Statement).

    24      --   Powers of Attorney (included on the signature page).

- ---------------

 (1) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 23, 1995 and incorporated herein by reference.

 (2) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 26, 1994 and incorporated herein by reference.

 (3) Agreement and Plan of Merger previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 14, 1996.

 (4)   Filed herewith.